Exhibit 10.1

AMENDMENT NO. 4 TO LOAN AGREEMENT

This Amendment No. 4 (the “Amendment”) dated as of September 30, 2011, is between Bank of America, N.A. (the “Bank”) and Calavo Growers, Inc., a California corporation (the “Borrower”).

RECITALS

A. Bank and Borrower entered into a certain Business Loan Agreement dated as of October 15, 2007 (together with any previous amendments, the “Agreement”).

B. The Bank and the Borrower desire to amend the Agreement.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment will have the meaning given to them in the Agreement.

2. Amendments. The Agreement is hereby amended as follows:

2.1	Section 1.1(a) of the Agreement is amended and restated as follows:

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the “Commitment”) is $25,000,000.

2.2	The first sentence of Section 1.2 is amended and restated as follows:

1.2	Availability Period.

The line of credit is available between the date of this Agreement and February 1, 2016 or such earlier date as the availability may terminate as provided in this Agreement (the “Expiration Date”).

2.3	Section 1.4 of the Agreement is amended and restated as follows:

1.4	Interest Rate.

The interest rate is a rate per year equal to the sum of (i) the BBA LIBOR Daily Floating Rate plus (ii) 1.50 percentage points.

2.4	Subsection “(a)” of Section 1.5 of the Agreement is amended and restated as follows:

(a)	The sum of (i) the LIBOR Rate plus (ii) 1.50 percentage points.

2.5	Section 1A is added to the Agreement (immediately before Section 2) as follows:

1A.	FACILITY NO. 2: VARIABLE RATE TERM LOAN AMOUNT AND TERMS

1A.1	Loan Amount.

The Bank agrees to provide a term loan to the Borrower in the amount of $7,135,000 (the “Facility No. 2 Commitment”).

1A.2	Availability Period.

The loan is available in one disbursement from the Bank between the date of this Agreement and October 15, 2011 unless the Borrower is in default.

1A.3	Repayment Terms.

(a)	The Borrower will pay interest on November 1, 2011, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrower will repay principal in equal installments beginning on November 1, 2011, and on the same day of each month thereafter, and ending on June 1, 2016 (the “Repayment Period”). Each principal installment must be in an amount sufficient to fully amortize the principal amount over an amortization period of 56 months. In any event, on the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due.

(c)	The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

1A.4	Interest Rate.

The interest rate is a rate per year equal to the sum of (i) the BBA LIBOR Daily Floating Rate plus (ii) 1.50 percentage points.

1A.5	Optional Interest Rates.

Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below for this Facility No. 2 during interest periods agreed to by the Bank and the Borrower. The optional interest rates are subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rates are available:

(a)	The LIBOR Rate plus 1.50 percentage point(s).

2.6	Section 3.1(a) of the Agreement is amended by replacing the phrase “0.375% per year” with the phrase “year 0.15% per year.”

2.7	Section 7.3(d) of the Agreement is amended and restated as follows:

(d)	(i) Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank, including that certain $40,000,000 line of credit and $7,500,000 term loan from Farm Credit West, which line of credit and term loan must be unsecured and otherwise on terms no more restrictive than the terms of this Agreement.

2.8	Section 7.3(f) of the Agreement is amended and restated as follows:

(f)	Funded debt not to exceed $6,500,000 incurred for the purpose of acquiring approximately 15% of the equity interest in Limoneira Company, a Delaware corporation (“Limoneira”).

2.9	Section 7.6(d) of the Agreement is amended and restated as follows:

(d)	Existing equity investment in Limoneira disclosed to the Bank in writing.

2.10	Section 7.7(b) of the Agreement is amended and restated as follows:

(b)	(i) Extensions of credit to those current subsidiaries of Borrower that fully guarantee Borrower’s obligations to the Bank and (ii) extensions of credit to current subsidiaries of Borrower that do not fully guarantee Borrower’s obligations to the Bank if those extensions of credit do not exceed $2,000,000 in the aggregate.

2.11	Section 7.7(e) of the Agreement is amended and restated as follows:

e)	Extensions of credit to growers of agricultural products in an aggregate amount not to exceed $15,000,000.

2.12	Section 7.10(b) of the Agreement is amended and restated as follows:

(b)	Acquire or purchase a business or its assets.

2.13	Section 7.19 of the Agreement is amended and restated as follows:

7.19 Tangible Net Worth. To maintain on a consolidated basis Tangible Net Worth equal to at least (i) at least 85% of Borrower’s Tangible Net Worth as of the closing of the Renaissance Food Group acquisition (on or about June 1, 2011), plus (ii) an amount equal to 25% of net income after income taxes (without subtracting losses) earned in Borrower’s fiscal year ending October 31, 2011 and each fiscal year thereafter, measured on a quarterly basis. For purposes of calculating the minimum required consolidated Tangible Net Worth at October 31, 2011, the 25% of net income after income taxes (without subtracting losses) requirement will be based on the period between June 1, 2011 and October 31, 2011.

“Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

2.14	Section 7.20 of the Agreement is amended and restated as follows:

7.20	Out of Debt Period. [Reserved].

2.15	Section 7.21 of the Agreement is amended and restated as follows:

7.20	Funded Debt to EBITDA Ratio. [Reserved].

2.16	Section 7.23 is added to the Agreement as follows:

7.23	Fixed Charge Coverage Ratio.

To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.25:1.0 at all times.

“Fixed Charge Coverage Ratio” means the ratio of:

(a) EBITDA minus capital expenditures for maintenance of $4,000,000, divided by

(b) the current portion of long term debt and the current portion of capitalized lease obligations plus cash interest expense plus cash income tax expense.

“EBITDA” for purposes of this Section 7.23 means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the last day of the calculation period.

2.17	Section 7.24 is added to the Agreement as follows:

7.24	Current Ratio.

To maintain on a consolidated basis a ratio of Current Assets to Current Liabilities of at least 1.00:1.0 at all times.

Current Liabilities means all current liabilities plus outstanding balances under any revolving line of credit, whether the line of credit is labeled a short-term or long-term liability on the consolidated balance sheet

3. Representations and Warranties. When Borrower signs this Amendment, Borrower represents and warrants to Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to Bank or waived in writing by Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which Borrower is bound, and (d) if Borrower is a business entity or a trust, this Amendment is within Borrower’s powers, has been duly authorized, and does not conflict with any of Borrower’s organizational papers.

4. Conditions. This Amendment will be effective when Bank receives the following items, in form and content acceptable to Bank:

5.1	Receipt of this Amendment executed by Borrower.

5.2	Receipt of an Intercreditor Agreement in form and substance satisfactory to Bank, executed by Farm Credit West.

5.3	Receipt of a guaranty in form and substance satisfactory to Bank, executed by Renaissance Food Group, LLC.

5.4	Evidence that the execution, delivery and performance by Borrower of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

5.5	Payment by Borrower of a loan fee in the amount of $0.00.

5.6	Payment by Borrower of all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in connection with this Amendment.

5. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement, including but not limited to the Dispute Resolution Provision, will remain in full force and effect.

6. Counterparts. This Amendment may be executed in counterparts, each of which when so executed will be deemed an original, but all such counterparts together will constitute but one and the same instrument.

7. FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

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This Amendment is executed as of the date stated at the beginning of this Amendment.

Bank of America, N.A.		Calavo Growers, Inc.

By	/S/ RENEE GORDON	By	/S/ JAMES SNYDER
Name:	Renee Gordon	Typed Name:	James Snyder
Title:	Vice President	Title:	Corporate Controller